Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-___), pertaining to the Industrial Distribution Group, Inc. Management Incentive Program of our reports dated March 13, 2007, with respect to the consolidated financial statements and schedule of Industrial Distribution Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Industrial Distribution Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Industrial Distribution Group, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
May 14, 2007